UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

July 8, 2005

SWS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-19483	75-2040825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d.) Election of a Member of the Board of Directors.

Effective July 8, 2005, Larry A. Jobe has been elected as a director of the Registrant by the Board of Directors of the Registrant, filling the vacancy on the Board created by the resignation of Mr. J. Jan Collmer in November of 2004. Mr. Jobe, age 65, has also been appointed to the Audit Committee of the Board.

Mr. Jobe, a certified public accountant, is founder and Chairman of the Board of Legal Network Ltd. and founder and President of P 1 Resources, L.L.C., both Dallas, TX based companies. Mr. Jobe founded Legal Network, Ltd., a company that provides litigation support, temporary support staff and contract attorneys to law firms and corporate legal departments in 1993. In 1994, he founded P 1 Resources, L.L.C., which provides engineering and light industrial staffing services to the construction industry.

Mr. Jobe was affiliated with Grant Thornton LLP from 1973-1991, serving as Managing Partner of the Dallas office from 1973-1986 and as Regional Managing Partner of the Southwest Region from 1983-1991. From 1969 to 1972, Mr. Jobe served as the United States Assistant Secretary of Commerce for Administration.

Mr. Jobe currently serves as Chairman of the Board of Directors of Independent Bank of Texas and as a member of the Audit and Nominating/Governance Committees of the Board of Directors of U.S. Home Systems, Inc. He is also Chairman of the Board of Dallas Seminary Foundation and a member of the board of directors of Grace Academy and the University of North Texas Foundation. He also serves as Chairman of the Finance Committee and Past Chairman of the Board of Trustees of the Dallas Theological Seminary.

Mr. Jobe has not engaged in any transactions with SWS or Southwest Securities.

Mr. Jobe does not have a family relationship with any other officer or director of SWS or Southwest Securities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: July 8, 2005	By:	/s/ Kenneth R. Hanks
Kenneth R. Hanks
Executive Vice President, Chief Financial Officer and Treasurer

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